Exhibit 99.2

MCEWEN MINING: Q4 PREVIEW

TORONTO, December 12, 2023 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report consolidated production in the October-November period has increased to 29,600 gold equivalent ounces (“GEOs”)(1), a significant improvement over the first nine months of the year. In November, Gold Bar production increased to 7,800 gold ounces. As a result of the strong performance at Gold Bar, partially offset by slightly lower production at Fox and San José, our forecast for the full year 2023 is now estimated at 154,200 GEOs (see Table 1).

“Gold Bar has picked up the pace in the fourth quarter due to higher ore crushing rates combined with an expansion of the heap leach pad, which resulted in a large gold inventory on the heap leach pad starting to produce in October. Monthly production is projected to remain strong in December and into Q1 2024. The additional production from Gold Bar, combined with the announced flow-through equity financing for Fox exploration and development, puts us in a good financial position to enter 2024. Our focus is on driving continued operational improvements and growth projects across the organization,” commented Rob McEwen, Chairman and Chief Owner.

Table 1: Consolidated Production Summary

	October 2023	November 2023	YTD 2023 (11 months)	Full Year 2023 Forecast(3)	2023 Guidance
Consolidated Production
Gold (oz)	10,900	14,300	112,000	128,100	123,000-139,000
Silver (oz)	192,900	205,400	1,930,000	2,183,000	2.3M-2.6M
GEOs(1)	13,100	16,800	135,300	154,200	150,000-170,000
Gold Bar Mine, Nevada
GEOs	3,600	7,800	35,300	41,800	42,000-48,000
Fox Complex, Canada
GEOs	3,600	2,800	40,600	45,100	42,000-48,000
San José Mine, Argentina (49%)(2)
Gold Production	3,700	3,700	35,300	39,200	39,000-43,000
Silver Production	192,900	205,400	1,930,000	2,183,000	2.3M-2.6M
GEOs	5,900	6,200	58,600	65,300	66,000-74,000

Notes:

(1)	'Gold Equivalent Ounces' are calculated based on a gold-to-silver price ratio of 82:1 for Q1 2023, 82:1 for Q2, 2023, 81:1 for Q3 2023, 86:1 for October 2023 and 85:1 for November 2023. 2023 production guidance is calculated based on an 85:1 gold-to-silver price ratio.
(2)	The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc. Production is shown on a 49% basis.
(3)	El Gallo Mine (on care and maintenance) is expected to recover 2,000 gold oz in 2023 from plant and pond cleanout.

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McEwen Copper

Eighteen drill rigs are currently on site at Los Azules and over 18,000 meters of drilling have already been completed, representing more than one-third of the planned meters for this season’s campaign.

Recently, key management and directors from McEwen Mining and McEwen Copper visited the project to review the progress made towards delivery of the feasibility study for the future Los Azules Mine (see Inset Photo). Michael Meding, Vice President and General Manager of McEwen Copper, commented: “We are very pleased with the progress at Los Azules since 2021, when McEwen Copper was created to drive forward the development of one of the world’s largest undeveloped copper projects. Our vision is to develop Los Azules as a model for the future of mining.”

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied the Company with all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 47.7% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Its Chairman and Chief Owner has personally provided the company with $220 million and takes an annual salary of $1.

WEB SITE	SOCIAL MEDIA
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CONTACT INFORMATION	LinkedIn:	linkedin.com/company/mcewen-mining-inc-
	Twitter:	twitter.com/mcewenmining
150 King Street West	Instagram:	instagram.com/mcewenmining
Suite 2800, PO Box 24
Toronto, ON, Canada		McEwen Copper
M5H 1J9	Facebook:	facebook.com/ mcewencopper
	LinkedIn:	linkedin.com/company/mcewencopper
Relationship with Investors:	Twitter:	twitter.com/mcewencopper
(866)-441-0690 Toll free	Instagram:	instagram.com/mcewencopper
(647)-258-0395
Rob McEwen
Mihaela Iancu ext. 320	Facebook:	facebook.com/mcewenrob
info@mcewenmining.com	LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
	Twitter:	twitter.com/robmcewenmux

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